UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 31, 2018

BROADSTONE NET LEASE, INC.

(Exact name of registrant as specified in its charter)

Maryland	000-55774	26-1516177
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Clinton Square, Rochester, New York	14604
(Address of principal executive offices)	(Zip Code)

(585) 287-6500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 2.02       Results of Operations and Financial Condition

On November 5, 2018, Broadstone Net Lease, Inc. (the “Company”) issued a press release announcing its financial results for the quarter ended September 30, 2018. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. Additionally, on November 5, 2018, the Company made available on its website an updated presentation containing quarterly supplemental information pertaining to its operations and financial results including the quarter ended September 30, 2018. A copy of the quarterly supplemental information is attached hereto as Exhibit 99.2 and is incorporated herein by reference. The press release and the quarterly supplemental information are also available on the Company’s website.

The information contained in this Item 2.02, including the information contained in the press release attached as Exhibit 99.1 hereto and the quarterly supplemental information attached as Exhibit 99.2 hereto, are being “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing. References to the Company’s website in this Current Report on Form 8-K and in the attached Exhibit 99.1 and Exhibit 99.2 to this Current Report on Form 8-K do not incorporate by reference the information on such website into this Current Report on Form 8-K and the Company disclaims any such incorporation by reference.

Item 3.02        Unregistered Sales of Equity Securities

On October 31, 2018, Broadstone Net Lease, Inc. (the “Company”) completed the most recent monthly closing of its ongoing private offering of shares of its common stock, par value of $0.001 per share. Currently, the Company closes sales of additional shares of its common stock monthly. At the closing on October 31, 2018, the Company sold 235,294.109 shares of its common stock at a purchase price of $85.00 per share for aggregate sale proceeds of $20,000,000.00.

As of October 31, 2018, the Company had in place a $20.0 million monthly cap on new and additional investments. The cap only applies to new or additional investments and does not apply to the Company’s DRIP (as defined below) or equity capital received in connection with umbrella partnership real estate investment trust (“UPREIT”) transactions. On November 5, 2018, the Company announced that the monthly cap would be increased to $30.0 million for the months of November 2018 through January 2019. Following the October closing, there was a total of approximately $6,983,181.70 in subscriptions for shares of the Company’s common stock being held in queue for subsequent closings at a Determined Share Value price of $85.00 per share. Additional information regarding the Company’s equity cap and queue program is available in the Company's periodic reports on Forms 10-Q and 10-K filed with the Securities and Exchange Commission.

The Company intends to use substantially all of the net proceeds from the October 31, 2018, closing and each additional closing in its private offering, supplemented with additional borrowings, to continue to invest in additional net leased properties and for general corporate purposes.

The offer and sale of the shares of the Company’s common stock that were issued at the October 31, 2018, closing was conducted in reliance upon the exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), provided by Rule 506(c) under Regulation D promulgated under the Securities Act.

As of October 31, 2018, there were 21,367,936.807 shares of the Company’s common stock issued and outstanding, including the shares of the Company’s common stock that were issued at the October 31, 2018, closing and 56,070.235 shares that were issued on October 15, 2018, pursuant to the terms of the Company’s Distribution Reinvestment Plan (the “DRIP”). The 56,070.235 shares of the Company’s common stock issued on October 15, 2018, pursuant to the terms of the DRIP (which was below the threshold requiring disclosure under Item 3.02 of Form 8-K), generated aggregate proceeds of $4,670,653.49. The shares issued pursuant to the DRIP were issued at a price of $83.30 per share, representing a 2% discount from the then current Determined Share Value of $85.00 per share.

In addition, as of October 31, 2018, there were 23,104,983.893 units of membership interest in Broadstone Net Lease, LLC, the Company’s subsidiary operating company (the “Operating Company”), issued and outstanding, of which 1,737,047.086, or approximately 7.52%, were noncontrolling interests held by persons who were issued membership units in exchange for their interests in properties acquired by the Operating Company. The Company is the sole managing member of the Operating Company and as of October 31, 2018, owned the remaining approximately 92.48% of the Operating Company’s issued and outstanding membership units. Each outstanding membership unit in the Operating Company is convertible on a one-for-one basis into shares of the Company’s common stock, subject to certain limitations.

Item 9.01        Financial Statements and Exhibits

(d)	Exhibits

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release dated November 5, 2018
99.2	Quarterly Supplemental Information for the Quarter Ended September 30, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADSTONE NET LEASE, INC.

/s/ John D. Moragne
Name: John D. Moragne Title: Executive Vice President, Chief Operating Officer, and Secretary

Date: November 5, 2018